Exhibit (5)(f)

ADMINISTRATIVE SERVICES AGREEMENT
BY AND BETWEEN
COLLEGE RETIREMENT EQUITIES FUND
AND
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

     THIS AGREEMENT made this 1st day of January 1, 2009, by and between the College Retirement Equities Fund (“CREF”), a special purpose New York nonprofit membership corporation registered as an open-end management investment company with the Securities and Exchange Commission (“SEC”), under the Investment Company Act of 1940, as amended (“1940 Act”), and Teachers Insurance and Annuity Association of America (“TIAA”), a New York insurance corporation.

WITNESSETH:

          WHEREAS, TIAA and CREF issue companion annuity contracts as funding vehicles for tax qualified pension plans under Internal Revenue Code (“IRC”) Sections 401(a), 403(b), 414(d) and 457, as well as individual retirement accounts under IRC Section 408, or certificates thereunder; and

     WHEREAS, CREF is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and currently consists of eight investment portfolios (individually, an “Account” and collectively, the “Accounts”), and may consist of additional investment portfolios in the future, as set forth on Schedule A hereto, as amended from time to time, and has registered interests in the Accounts under the Securities Act of 1933 (the “1933 Act”); and

     WHEREAS, CREF and a subsidiary of TIAA, TIAA-CREF Individual & Institutional Services, LLC (“TC Services”), a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”), had previously entered into a Distribution and Administrative Services Agreement with regard to CREF dated December 17, 1991 (as amended from time to time, the “DAS Agreement”) under which TC Services provided both administrative and distribution services to CREF, as contemplated and authorized pursuant to an exemptive order granted by the SEC to CREF on December 19, 1990; and

     WHEREAS, TIAA and CREF have sought and obtained a no action letter from the staff of the SEC’s Division of Trading and Markets, in which the staff states that it would not recommend SEC enforcement action if TIAA maintains the official records of contract holder account ownership for the variable annuity contracts issued or funded by CREF without registering as a transfer agent under Section 17A of the 1934 Act; and

     WHEREAS, as of January 1, 2009, CREF and TC Services have terminated the DAS Agreement and entered into a principal underwriting and distribution services agreement under which TC Services will provide only distribution services to CREF (the “Distribution Agreement”); and

     WHEREAS, CREF and TIAA have agreed that TIAA will now provide administrative services to CREF and wish to document the nature of these administrative services and the manner and the terms on which such services will be provided; and

     WHEREAS, CREF and TIAA desire to assure that (i) all charges incurred by CREF hereunder are in accordance with the applicable insurance laws and regulations governing transactions with affiliates, with the 1940 Act and the rules thereunder, including all exemptive relief granted to CREF by the SEC, and with all other applicable laws and regulations and that (ii) all services are provided to CREF “at cost” pursuant to the reimbursement arrangement provided herein; and

     WHEREAS, TIAA is willing to provide administrative services to CREF in the manner and on the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, TIAA and CREF hereby agree as follows:

A.     Administrative Services.

     Subject to the supervision, direction and control of the Board of Trustees of CREF (the “Board”) and the provisions of the Charter, Constitution, and Bylaws of CREF, TIAA shall, directly or through its agents, perform, or cause to be performed, in accordance with CREF’s prospectus current at the time, all administrative services in relation with the operation of CREF and each Account and the administration of any annuity contracts or certificates issued by CREF (the “Contracts”) (“Administrative Services”). Administrative Services do not include investment management, distribution, or other services that are provided or required to be provided under, and as defined in, the Amended and Restated Investment Management Services Agreement between CREF and TIAA-CREF Investment Management, LLC dated January 2, 2008 or any amendment or successor agreement thereto (“Investment Management Agreement”), or the Distribution Agreement, respectively. Administrative Services do not include any activities or services that are primarily intended to result in the sale of Contracts or interests in the Accounts (“Distribution-Related Services”).

     Administrative Services include, but are not limited to, the services set forth on Schedule B hereto, as amended from time to time. TIAA and CREF acknowledge that the list of Administrative Services set forth in Schedule B to be provided by TIAA does not detail all the services TIAA is expected to provide for CREF and is intended only to identify and provide a summary description of certain of the Administrative Services. The descriptions in Schedule B are not intended to be a complete recitation of every aspect of the listed Administrative Services. Moreover, the absence of a service from list in Schedule B shall not be an indication of whether the service constitutes an Administrative Service. TIAA may provide or be requested to provide services to CREF in addition to those listed on Schedule B. TIAA is expected to assist, generally, in all aspects of CREF’s operations, except to the extent such assistance is required to be provided by a broker-dealer, investment adviser, or other party pursuant to applicable law, regulation, rule or agreement(s) with CREF or is properly considered to be a Distribution-Related Service. Specifically, TIAA is authorized under this Agreement to provide services designed to benefit the TIAA-CREF pension platform or other retirement offerings, provided that the Board agrees to the provision of such services.

Nothing herein shall be construed to restrict CREF’s right, at its own expense, to contract for services to be performed by third parties. TIAA may also subcontract its responsibilities under this Agreement to a third party and be reimbursed for its actual expenses in accordance with the at-cost provisions of this Agreement.

B.     Books and Records; Responses to Requests by Regulators.

     1.     Maintenance of Books and Records.

     TIAA will maintain all general accounting records required for each CREF Account, to the extent not maintained or required to be maintained by CREF’s custodians, fund accountant or investment manager. All books and records that TIAA maintains for CREF shall remain CREF’s property, and, in the event of termination of this Agreement for any reason, TIAA agrees, upon request of CREF, promptly, at CREF’s expense, to make copies thereof available to CREF or other persons reasonably designated by CREF.

     The records maintained for CREF hereunder by TIAA shall include records showing, for each Contract owner's account, the following: (i) name, address, and tax identifying number (if required by law or regulation); (ii) number of Units held in each Account; (iii) historical information regarding the account of each Contract owner, including the date, Account, and price for all transactions; (iv) any stop or restraining order placed against the account; (v) any correspondence relating to the current maintenance of the account; (vi) any other information required in order for TIAA to perform the calculations contemplated or required by this Agreement; and (vii) such other records as necessary for the operation of CREF and compliance with any applicable law or regulation.

     2.     Responses to Regulatory Inspections and Requests

     TIAA shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of CREF or the Accounts, any information, reports or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing, TIAA shall furnish the SEC, the Secretary of State of the State of New York and the Superintendent of Insurance of the State of New York with any information or reports that the SEC, the Secretary of State and the Superintendent of Insurance may request in order to ascertain whether the operations of CREF are being conducted in a manner consistent with any applicable laws or regulations.

C.     Expenses.

     TIAA shall be responsible for all expenses in connection with furnishing the Administrative Services.

D.     Reimbursement of TIAA.

1.

CREF shall reimburse TIAA for the cost of the Administrative Services provided by TIAA pursuant to this Agreement and the amount of expenses incurred by TIAA in providing the Administrative Services that are properly allocable to CREF. Reimbursement for such services and the amount of such expenses will be made through daily payments based on the expense deduction rate established from time to time by the mutual agreement of TIAA and CREF reflecting estimates of the cost of such services with the objective of keeping the payments as close as possible to actual expenses (the “Administrative Services Expense Deduction Rate”). As soon as practicable after the end of each calendar quarter, TIAA shall reconcile the amounts deducted with the expenses TIAA actually incurred in connection with administration of CREF and to the extent actual expenses incurred over the quarter differ from the amount deducted, an appropriate amount will be repaid to, or deducted from (as the case may be), the CREF Accounts in equal installments over the remaining days in the quarter, provided that material differences may be repaid in the current calendar quarter, in accordance with generally accepted accounting principles. The current rate for the amounts payable from the net assets of each CREF Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day for administrative services are set forth on Schedule C. TIAA and CREF agree to review and, as necessary, update such schedule at least annually.

For purposes of this Agreement, “Valuation Day,” “Calendar Day,” and “Valuation Period” shall each be defined as specified in CREF’s current Prospectus.

2.

Notwithstanding any provision of this Agreement to the contrary, to the extent that any Administrative Services performed pursuant to this Agreement constitute distribution related services, reimbursement for such services shall be made pursuant to and in accordance with the plan(s) of distribution adopted pursuant to Rule 12b-1 under the 1940 Act for such Account(s).

E.     Anti-Money Laundering Delegation.

1.

To the extent TIAA is responsible for maintaining information on CREF Contract owners and beneficiaries, CREF hereby delegates to TIAA those aspects of CREF’s anti-money laundering program (the “Anti-Money Laundering Program”) that are set forth on Schedule D, attached hereto. The duties set forth on Schedule D may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Schedule D bearing a later date than the date hereof.

2.	TIAA agrees to perform such duties subject to and in accordance with the terms and conditions of this Agreement.

3.

In connection with the performance by TIAA of the above-delegated duties, TIAA understands and acknowledges that CREF generally remains responsible for assuring compliance with the USA PATRIOT Act, the Bank Secrecy Act, and their implementing regulations as to its Contract owners and that the records TIAA maintains for CREF relating to the Anti-Money Laundering Program may be subject, from time to time, to examination and/or inspection by federal and state regulators in order that they may evaluate such compliance. TIAA hereby consents to such examinations and/or inspections and to examinations and/or inspections by CREF or its designees with respect to anti-money laundering, and agrees to cooperate with such federal or state examiners or CREF in connection with any such review. For purposes of such examinations and/or inspections, TIAA will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

4.

CREF acknowledges and agrees that in accepting the delegation in this Section 5, TIAA is agreeing to perform only those aspects of the Anti-Money Laundering Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Anti-Money Laundering Program.

F.     Compliance with Rule 38a-1.

1.

Written compliance policies and procedures. TIAA shall provide CREF with its written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 policies and procedures”) for the approval by the Board. TIAA’s Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations by CREF or TIAA of the federal securities laws as defined in Rule 38a-l, and which include the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury (the “Federal Securities Laws”).

2.	Notice of Material Changes. TIAA will promptly provide CREF’s Chief Compliance Officer with any material changes that have been made to TIAA’s Rule 38a-1 policies and procedures.

3.

CCO Annual Compliance Review. TIAA agrees to cooperate with CREF in the annual review of TIAA’s Rule 38a- 1 policies and procedures conducted by the Chief Compliance Officer of CREF to determine the adequacy of TIAA’s Rule 38a-l policies and procedures and the effectiveness of their implementation (the “Annual Review”). TIAA also agrees to cooperate with CREF in any interim reviews of TIAA’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments. Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as CREF’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to TIAA’s Rule 38a-l policies and procedures satisfactory to CREF’s Chief Compliance Officer.

4.

Access to Personnel. TIAA will provide CREF with ongoing, direct, and immediate access to TIAA’s compliance personnel and shall cooperate with CREF’s Chief Compliance Officer in carrying out CREF’s obligations under Rule 38a-l to oversee the compliance program of TIAA.

5.

Notice of Material Compliance Matters. TIAA will promptly notify CREF in the event that a Material Compliance Matter occurs with respect to TIAA’s Rule 38a-1 policies and procedures and will cooperate with CREF in providing CREF with periodic and special reports in the event any Material Compliance Matter occurs. A ‘‘Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by TIAA (or its officers, directors, employees, or agents); (2) a violation of TIAA’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of TIAA’s Rule 38a-1 policies and procedures.

6.

Noninterference. TIAA (and anyone acting under the direction of TIAA) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence CREF’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-l.

G.     Investigation; Proceedings; Complaints.

1.

CREF and TIAA agree to cooperate fully in: (i) any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to CREF or TIAA, their affiliates and their representatives and (ii) any other governmental or regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding (including inquiries from the U.S. Department of Labor and Internal Revenue Service) with respect to CREF or TIAA, their affiliates and their representatives, to the extent that such inspection, inquiry, investigation or proceeding is in connection with the provision of the Administrative Services.

2.

CREF and TIAA each agree to notify the other party promptly of any customer complaint or notice of any regulatory investigation or proceeding received in connection with the provision of the Administrative Services. In the case of a customer complaint, CREF and TIAA will cooperate in investigating such complaint and CREF and TIAA will seek to agree upon a mutually satisfactory response to the customer and any regulatory body.

H.     Non-Exclusivity.

1.	Ability to use service providers. TIAA is authorized to enter into separate written agreements on such terms and conditions as TIAA determines are not inconsistent with this Agreement with such other entities that agree to perform some or all of the Administrative Services; provided, however, that (i) TIAA will only enter into written agreements with entities that are properly licensed or registered to perform the Administrative Services, to the extent such licensure or registration is required and (ii) TIAA remains responsible for its obligations under this Agreement and retains supervisory responsibility to the extent required under the Federal Securities Laws and any state securities or insurance laws.

2.

Other Products and Services. CREF and TIAA agree that the services to be provided by TIAA under this Agreement are not to be deemed exclusive and TIAA is free to provide administrative and other services to affiliated and non-affiliated entities including to its own separate accounts, investment companies managed or distributed by TIAA’s affiliates, TIAA-CREF Trust Company, FSB, TIAA-CREF Life Insurance Company and TIAA’s investment adviser and broker-dealer subsidiaries. This Agreement will not in any way restrict TIAA or its subsidiaries and affiliates from offering any product or service to any customer or potential customer.

3.

Independent Contractor and Control. TIAA will, for all purposes under this Agreement, be deemed to be an independent contractor and will, unless otherwise provided or authorized, have no authority to act for or represent CREF in any way or otherwise be deemed an agent of CREF other than in furtherance of its duties, obligations and responsibilities as set forth in this Agreement. The performance of the Administrative Services by TIAA pursuant to this Agreement will in no way impair the absolute control of the business and operations of TIAA or CREF by their respective Boards of Trustees. TIAA will act under this Agreement so as to assure the separate operating identity of CREF. The business and operations of CREF will at all times be subject to the direction and control of the Board.

I.     General Terms and Conditions.

     1.     Liability of TIAA.

TIAA shall not be liable for any error of judgment or mistake of law, or for any loss suffered by CREF in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of TIAA in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. CREF shall not be liable for any error of judgment or mistake of law, or for any loss suffered by TIAA in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of CREF in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is understood that trustees, officers, agents and members of CREF are or may become interested in TIAA as trustees, officers, agents, members, or otherwise, and that the trustees, officers, agents, and employees of TIAA may become similarly interested in CREF; and that the existence of any such dual interest shall not affect the validity of this Agreement or any transaction hereunder except as provided in the Charter, Constitution, or Bylaws of CREF and TIAA, respectively, or by the specific provisions of applicable law.

TIAA, in conjunction with the Board, will develop service metrics for the performance of Administrative Services (the “Service Metrics”) based on considerations of quality service and reasonable cost for review and approval by the Board and will report to the Board its performance under the Service Metrics annually and at such other times as the Board may reasonably request.

     2.     Duration and Termination of the Agreement.

This Agreement shall become effective as of the date first written above, and shall continue in effect unless terminated by either party on not less than 90 days prior written notice to the other party, subject to annual review by the Board as provided in paragraph (c) below. This Agreement will automatically terminate in the event of its assignment by any party hereto or in the event that any Federal or state authority has enjoined or otherwise barred any party to this Agreement from performing any material aspect of this Agreement. Upon termination of this Agreement, all authorizations, rights and obligations will cease except the obligation to settle accounts under this Agreement and the agreements contained in Sections 2, 7 and 9(a) hereunder, this sentence, and Sections 3 and 4 as they relate to Administrative Services previously provided while this Agreement was in effect.

     3.     Annual Approval of Independent Trustees.

This Agreement shall continue in effect beyond May 1, 2009 only if its continuance is approved annually by the Board including a majority of the Board who are not “interested persons” (as that term is defined in the 1940 Act) of any party to this Agreement (“ Independent Trustees”). This approval shall include approval of the Administrative Services Expense Deduction Rate for each Account. In connection with the annual approval process, TIAA will demonstrate and represent that all expenses charged or allocated to CREF under Section 4 hereof are properly allocable to CREF under this Agreement and applicable laws based on a fair and equitable allocation methodology. In connection with this annual approval, the Board shall find that this Agreement is in the best interests of CREF’s participants.

     4.     Modification and Amendment.

This Agreement, including the Schedules hereto, may be amended, changed, waived, or discharged as mutually agreed upon in writing by the parties from time to time, provided, however, that any amendment of this Agreement shall not be effective until approved by the Board, including a majority of the Independent Trustees.

     5.     Further Actions.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     6.     Governing Law.

This Agreement shall be governed by, and its provisions shall be construed and interpreted in accordance with, the laws of the State of New York and the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable, as at the time in effect, including such exemptions and other relief as the SEC, it staff, or other regulatory authorities may grant. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable, the latter shall control

     7.     Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

     8.     Notices.

All notices and other communications provided for hereunder shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

If to TIAA:

Teachers Insurance and Annuity
     Association of America
730 Third Avenue
New York, New York 10017-3206
Attention: President

If to CREF:

College Retirement Equities Fund
730 Third Avenue
New York, New York 10017-3206
Attention: Chief Executive Officer

or to such other address as TIAA or CREF shall designate by written notices to the other.

     9.     Miscellaneous.

Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

(seal)	COLLEGE RETIREMENT
EQUITIES FUND

Attest:

/s/ Stewart P. Greene	By:	/s/ Roger W. Ferguson, Jr.
Title: Assistant Secretary	Title:	President & CEO

(seal)	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA
Attest:

/s/ Marjorie Pierre-Merritt	By:	/s/ Georganne C. Proctor
Title: Assistant Secretary	Title:	Executive Vice President

Schedule A

CREF Accounts

Stock Account

Global Equities Account

Growth Account

Equity Index Account

Bond Market Account

Inflation Linked Bond Account

Social Choice Account

Money Market Account

Date: January 1, 2009

(seal)	COLLEGE RETIREMENT
EQUITIES FUND

Attest:

/s/ Stewart P. Greene	By:	/s/ Roger W. Ferguson, Jr.
Title: Assistant Secretary	Title:	President & CEO

(seal)	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA
Attest:

/s/ Marjorie Pierre-Merritt	By:	/s/ Georganne C. Proctor
Title: Assistant Secretary	Title:	Executive Vice President

Schedule B

Administrative Services

     Pursuant to the terms of the Administrative Services Agreement by and between the College Retirement Equities Fund (“CREF”) and Teachers Insurance and Annuity Association of America (“TIAA”) dated January 1, 2009 (the “Agreement”), TIAA and CREF agree that TIAA shall provide the following Administrative Services for CREF:

(a)	Contract and Unit Issuance/Redemption and Contract Recordkeeping.

(i)

Issuance of Contracts. TIAA, upon proper application or enrollment, shall issue Contracts to individuals and institutions eligible for such Contracts under the terms of CREF’s Charter as then in effect. TIAA shall comply with all state Right to Examine provisions and Replacement Regulations applicable to the Contracts.

(ii)

Issuance of Units. TIAA shall issue and record the issuance of accumulation and annuity units of beneficial interest in each Account (“Units”) upon the receipt, directly or indirectly, of orders therefor. TIAA shall compute the number of Units issuable in the case of an order for a dollar amount of Units at the accumulation or annuity unit value, as the case may be, for the CREF Account. TIAA will take reasonable steps to ensure that the custodian of the assets of the applicable CREF Account receives all payments due the Account in consideration of the issuance of Units.

(iii)

Redemption of Units. TIAA shall redeem Units in each CREF Account upon the receipt, directly or indirectly, of orders therefor. TIAA shall compute the number of Units to be redeemed in the case of an order for a dollar amount of Units at the accumulation unit value for the CREF Account. TIAA will take reasonable steps to ensure that the custodian of the applicable CREF Account pays all amounts due from the Account in order to satisfy the redemption of Units.

	(iv)	Registering Ownership of Contracts and Units. TIAA shall maintain the official records of the ownership of the Contracts and Units and shall register the transfer of ownership of Contracts and Units.

	(v)	Beneficiaries. TIAA shall maintain records of beneficiary designations by Contract owners.

(b)	Premium, Distribution and Tax Services.

	(i)	Receiving and Allocating Premiums. TIAA shall receive premiums on behalf of

CREF and shall allocate such premiums according to the instructions of Contract owners among the Accounts for the purchase of Units. TIAA shall maintain records of Contract owner premium allocation instructions and process changes to such instructions.

(ii)

Withdrawal Requests. TIAA shall process withdrawal requests and pay amounts withdrawn from CREF Accounts. With regard to each withdrawal request, TIAA shall instruct the custodian of the applicable Account(s) to fund such payments.

	(iii)	Annuity Payments. TIAA shall calculate and make all annuity payments on behalf of CREF. TIAA shall instruct the custodian of the applicable Account(s) to fund such payments.

	(iv)	Death Benefits. TIAA shall process claims for death benefits under the Contracts and pay death benefits to Contract owner beneficiaries.

(v)

Tax Reporting and Withholding. CREF appoints TIAA as its agent for federal and state tax reporting and withholding with regard to all payments made to Contract owners and beneficiaries. TIAA shall be responsible for providing all tax reporting and withholding services for CREF.

(c)	Contract Owner Communications.

(i)

Account Statements. TIAA shall provide Contract owners with quarterly and annual account statements detailing their positions (e.g., number of Units in each Account) and all transactions in the account since the prior statement. TIAA shall be responsible for preparing, printing and mailing such reports or providing such reports by electronic means when permissible.

(ii)

Annual Meeting/Proxy Voting. TIAA shall provide all services necessary for any meetings of CREF Contract owners, including preparing and distributing CREF’s proxy statements and establishing processes for Contract owners to vote their proxies.

(iii)

Other Communications and Reports. TIAA shall prepare and distribute (or make available) to Contract owners all required reports and communications related to CREF, including prospectuses, statements of additional information, semi-annual and annual shareholder reports, portfolio holding disclosures, proxy voting policies and procedures, and notices regarding tax elections.

	(iv)	Electronic Communications. TIAA shall provide electronic means for Contract owners to obtain current information regarding their accumulations under the

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Contracts and when practical to conduct transactions contemplated by this Agreement through the Internet or automated telephone systems (“ATS”).

(v)

Contract Owner Relations and Complaints. TIAA shall (i) provide means for Contract owners to communicate with TIAA regarding matters relating to CREF, including: reports, premium collections, withdrawal and transfer requests, and Contract owner account adjustments and other matters and (ii) implement procedures regarding the receipt, handling, and coordination of Contract owner complaints relating to CREF (in each case other than communications or complaints related to Distribution-Related Services or services performed by TC Services under the Distribution Agreement).

(vi)

Counseling. To the extent not required to be provided by a broker-dealer or investment adviser under applicable law, regulation, or self regulatory organization (“SRO”) rule or requirement, TIAA shall provide counseling to Contract owners and their families concerning retirement plans and other measures of security.

(d)

Plan Related Services. TIAA will provide assistance in designing, installing, and providing administrative services for retirement plans that offer one or more of the Accounts as investment options and for participating institutions and participants in those plans (other than Distribution-Related Services), including providing some or all of the services listed below, each as permitted or required by law and/or agreed to with the applicable plan or institution.

(i)

Plan Reporting. TIAA shall provide periodic recordkeeping reports and communications to plan administrators. TIAA shall provide institutions with information necessary to satisfy their IRC and Employee Retirement Income Security Act (“ERISA”) and other reporting obligations, including information necessary to prepare Forms 5500 and 1099-R, and annual plan performance reviews and annual reports of compliance items affecting each Plan.

	(ii)	Plan Enrollment and Maintenance. TIAA shall provide plan enrollment and maintenance services to plans of eligible institutions, including processing of applications for enrollment.

	(iii)	Contribution Limits. TIAA shall seek to assist employers in monitoring compliance with contribution and nondiscrimination limitations.

(iv)

Plan Notices. TIAA shall seek to assist employers in providing plan participants with notifications required under the IRC and ERISA, including notifications relating to distributions (IRC § 411(a)(11)), annuity survivor requirements (IRC §

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417) and default enrollments.

	(v)	Plan Recordkeeping. TIAA shall provide ministerial plan recordkeeping services to plans of eligible institutions.

	(vi)	Plan Loans. TIAA shall provide or make available pension plan participant loan services for plans of eligible institutions.

(vii)

ATS and Internet. TIAA shall provide ATS and Internet systems through which plan administrators and participants can obtain daily account balance information and permissible investment information, remit premiums, submit investment instructions and request and obtain information about pension plans.

(viii)

Counseling. To the extent not required to be provided by a broker-dealer or investment adviser under applicable law, regulation, or SRO rule or requirement, TIAA shall provide counseling to eligible institutions concerning retirement plans and other measures of security.

(e)	Accounting, Actuarial and Audit Services.

	(i)	Accounting. To the extent not provided pursuant to the Investment Management Agreement, TIAA shall maintain ledgers and other accounting records for CREF and each Account.

	(ii)	Actuarial Services. TIAA shall provide all actuarial services necessary for the operation of CREF.

	(iii)	Financial reporting and audit. TIAA shall provide financial reporting and auditing services.

(f)	Legal and Compliance Services.

(i)

Legal Services. TIAA shall obtain or provide legal services necessary for the operation and administration of CREF, including coordinating, supervising, and/or directing such counsel on a day-to-day basis.

(ii)

Prospectus. TIAA shall prepare and have filed on behalf of CREF the Registration Statement and all amendments thereto (including the Prospectus and all Prospectus supplements) required under the Federal Securities Laws (as defined in the Agreement) or otherwise appropriate.

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(iii)

Compliance Functions. TIAA shall institute and maintain on behalf of CREF a regulatory compliance program reasonably designed to satisfy all applicable state and federal legal or regulatory obligations of CREF. TIAA generally will monitor CREF’s compliance with the Federal Securities Laws (as defined in the Agreement), state securities and insurance laws, the IRC and ERISA.

(iv)

Regulatory Reporting. TIAA shall prepare and file all regulatory reports and other required or appropriate filings with the SEC, state “blue sky” authorities, and state insurance departments or other applicable regulatory authorities.

	(v)	Organizational Records. TIAA shall maintain initial and ongoing organizational records not otherwise maintained or required to be maintained by CREF’s custodian(s), distributor, or investment manager.

(g)	Staffing, Systems, Facilities and Premises.

TIAA shall develop, acquire, maintain, hire or rent, as applicable, the personnel, systems, facilities and premises reasonably necessary to perform the Administrative Services, including:

	(i)	Personnel. TIAA shall provide appropriately qualified personnel to perform the Administrative Services, including executive, managerial, professional, operational and clerical staff.

(ii)

Systems. TIAA shall provide the data processing, communications (telephone, email and Internet, and/or other media) and other operational systems necessary for CREF’s operations including appropriate business continuity programs and arrangements.

	(iii)	Facilities and Premises. TIAA shall provide adequate office space, fixtures, furniture, plants and equipment and related services in order to perform the Administrative Services.

(iv)

Insurance. Subject to approval by the Board, TIAA shall obtain appropriate insurance for CREF, as required under the 1940 Act, and addressing the Administrative Services. Such insurance shall include, but not be limited to, directors and officers liability insurance, errors and omissions insurance, property and casualty insurance, and applicable financial institutions bonds. Any joint insurance arrangement shall be subject to the annual review and approval by the Board.

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Date: January 1, 2009
(seal)	COLLEGE RETIREMENT
EQUITIES FUND

Attest:

/s/ Stewart P. Greene	By:	/s/ Roger W. Ferguson. Jr.
Title: Assistant Secretary	Title:	President & CEO

(seal)	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA
Attest:

/s/ Marjorie Pierre-Merritt	By:	/s/ Georganne C. Proctor
Title: Assistant Secretary	Title:	Executive Vice President

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Schedule C

Reimbursement Rates

For the services rendered and expenses incurred in connection with the Administrative Services as provided in this Agreement, the amount currently payable from the net assets of each Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be 0.0009178% (corresponding to an annual rate of 0.335% of average daily net assets).

Date: January 1, 2009
(seal)	COLLEGE RETIREMENT
EQUITIES FUND

Attest:

/s/ Stewart P. Greene	By:	/s/ Roger W. Ferguson. Jr.
Title: Assistant Secretary	Title:	President & CEO

(seal)	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA
Attest:

/s/ Marjorie Pierre-Merritt	By:	/s/ Georganne C. Proctor
Title: Assistant Secretary	Title:	Executive Vice President

Schedule D

DELEGATED DUTIES

Consistent with the services provided by Teachers Insurance and Annuity Association of America (“TIAA”) and with respect to the ownership of interests in the College Retirement Equities Fund (“CREF”) for which TIAA maintains the applicable participant information, TIAA shall:

1.

Screen all new accounts and account registration maintenance transactions against a database of individuals, entities and countries subject to economic sanction programs implemented by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) as well as against such other lists or databases of individuals, entities or countries, including any list of known or suspected terrorists or terrorist organizations, with whom financial dealings are prohibited or restricted as may be published from time to time by applicable regulatory or governmental authorities (collectively, the “Required Lists”).

1.	Screen all account registrations against any change or update to the Required Lists.

2.	Screen all payment transactions against the Required Lists.

3.	Implement a suspicious activity detection program on behalf of CREF reasonably designed to identify transactions, that may involve money laundering, terrorism financing or other illegal activities.

4.

Determine when a suspicious activity report (“SAR”) should be filed, in accordance with CREF’s Anti-Money Laundering Program, prepare a draft of the SAR, seek CREF comment and any necessary CREF signatures, and file the SAR. Provide CREF with a copy of the as filed SAR and all supporting documentation within a reasonable time after filing and notify CREF if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

5.	Maintain copies of each SAR and all supporting documentation for a period of at least 5 years from the date of the SAR’s filing.

6.

Comply with the provisions of CREF’s Anti-Money Laundering Program and applicable laws, rules, regulations and interpretations regarding the confidentiality of filed or contemplated SARs and the contents thereof.

7.

Prepare, seek CREF comment and any necessary CREF signatures, and file Form 8300 (“8300”) for each transaction involving currency or cash equivalents in an amount of aggregating more than $10,000 over a rolling one year period (any currency transaction would be in violation of CREF’s policy) on behalf of CREF.

8.

Compare account information to any FinCEN request received by CREF and provided to TIAA pursuant to USA PATRIOT Act Sec. 314(a). Respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames. Prepare and file any necessary information sharing notices on behalf of itself and CREF under USA PATRIOT Act Sec. 314(b).

9.	Collect and maintain the required elements of identity information pursuant to USA PATRIOT Act Section 326.

10.	Verify identity, pursuant to the requirements of CREF’s customer identification program (“CIP”), of persons opening accounts with CREF within a reasonable time before or after opening the account.

11.	Maintain records of the information used to verify the person’s identity pursuant to the requirements of CREF’s CIP for at least 5 years after each customer account is closed.

12.	Submit all required reports in connection with matches to names on Required Lists with applicable regulatory authorities including OFAC.

13.

In the event that TIAA detects activity as a result of the foregoing procedures that may necessitate the filing of an SAR, 8300 or other report or notice related to the CREF’s Anti-Money Laundering Program with the Financial Crimes Enforcement Network, OFAC or other regulatory agency, TIAA shall immediately notify CREF unless prohibited by applicable Law.

14.

Implement a comprehensive anti-money laundering training and education program as a part of the Anti-Money Laundering Programs of CREF and TIAA established in compliance with USA PATRIOT Act Section 352 and maintain adequate records regarding training program attendance and the subject matter and content of training programs.

15.	Implement a program of independent testing for compliance with CREF’s Anti-Money Laundering Program and applicable laws and regulation, subject to the oversight of CREF’s Chief Compliance Officer.

16.

Provide such certifications as may reasonably be requested by CREF from time to time regarding the implementation of the Anti-Money Laundering Programs of CREF and TIAA and the performance of the duties delegated to TIAA hereunder.

Date: January 1, 2009
(seal)	COLLEGE RETIREMENT
EQUITIES FUND

Attest:

/s/ Stewart P. Greene	By:	/s/ Roger W. Ferguson. Jr.
Title: Assistant Secretary	Title:	President & CEO

(seal)	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA
Attest:

/s/ Marjorie Pierre-Merritt	By:	/s/ Georganne C. Proctor
Title: Assistant Secretary	Title:	Executive Vice President